Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Public Security Technology, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 10, 2007, relating to the consolidated financial statements of China Public Security Technology, Inc. and subsidiaries (Successor) as of December 31, 2006, and for the period from January 17, 2006 to December 31, 2006 (Successor Period) and the consolidated financial statements of Shenzhen iASPEC Software Engineering Company Limited (Predecessor) for the period from January 1, 2006 to October 8, 2006 (Predecessor Period) (such report describes that China Public Security Technology, Inc. succeeded to the business operations of the Predecessor on October 9, 2006 and as a result, the financial statements of the Successor and Predecessor are not comparable in all respects), which appears on page F-3 of the Annual Report on Form 10-KSB of China Public Security Technology, Inc. for the year ended December 31, 2006.

GHP HORWATH, P.C.
Denver, Colorado
June 27, 2007